Exhibit 99.1

TULSA, OK (MARKET WIRE) – February 5, 2014 – Greystone Logistics, Inc. (OTC BB: GLGI), (the “Company”) announced that the Company and Greystone Manufacturing, L.L.C. (“GSM”), a wholly-owned subsidiary of the Company, entered into a Loan Agreement on January 31, 2014 with International Bank of Commerce (“IBC”), pursuant to which IBC will provide the Company and GSM with a revolving line of credit of up to $2,500,000 and term loan of $9,200,000.  The exact amount which can be borrowed under the revolving line of credit from time to time depends upon the amount of the borrowing base, but can in no event exceed $2,500,000.

The revolving line of credit bears interest at the higher per annum rate of (i) the New York Prime Rate, plus 0.5%, and (ii) 4.0%.  The borrowers are required to pay all interest accrued on the outstanding principal balance of the revolving line of credit on February 28, 2014, and continuing on the last day of each month thereafter until January 31, 2016.  The borrowers are required to pay the outstanding principal balance of the revolving line of credit on January 31, 2016.  Any principal on the revolving line of credit that is prepaid by the borrowers may be reborrowed by the borrowers.

The term loan bears interest at 4.5% per annum.  The borrowers are required to make equal payments of principal and interest in an amount sufficient to amortize the principal balance of the term loan over five years, commencing on February 28, 2014, and continuing on the last day of each month thereafter until January 31, 2019.

The revolving line of credit will be used for general working capital purposes.  The term loan was used to repay the borrowers’ obligations to The F&M Bank & Trust Company, to pay preferred dividends and to finance the acquisition of certain equipment.

Bill Rahhal, Chief Financial Officer of the Company, stated that these two new loans provided necessary capital to support the Company’s current and future growth as well as improving the capitalization of the Company’s debt.  Bill Rahhal also stated “We are very excited about the new relationship with IBC Bank and look forward to working with them.”

Forward-Looking Statements

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments, are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see the Company’s Form 10-K for the year ended May 31, 2013.

Contact:
Warren F. Kruger
President/CEO
Corporate Office
1613 East 15th Street
Tulsa, Oklahoma 74120
(918) 583-7441
(918) 583-7442 (FAX)
http://www.greystonelogistics.com